Exhibit 99.1

For Immediate Release

WARREN and ELYRIA, Ohio, January 27, 2006 / First Place Financial Corp. (NASDAQ: FPFC), the holding company for First Place Bank headquartered in Warren, Ohio, and The Northern Savings and Loan Company (OTC-BB: NLVS), headquartered in Elyria, Ohio, today announced that they have reached a definitive agreement for First Place to acquire Northern Savings in a cash and stock merger transaction valued at approximately $71.5 million.

Under the terms of the agreement, which has been unanimously approved by the Board of Directors of both companies, Northern Savings shareholders will be entitled to receive for each share of Northern Savings common stock either $29.00 in cash, or 1.138 shares of First Place common stock, or any combination thereof. The value of the transaction and the value of each share of First Place common stock may be higher or lower at the time of closing depending on the average share price of First Place common stock for the ten trading days prior to closing. A Northern Savings’ shareholders’ election to receive cash or stock is subject to allocation procedures that are intended to ensure that, in the aggregate, at least 80% of the shares of Northern common stock will be exchanged for First Place common stock and that 80% of the aggregate consideration as of closing will consist of First Place common stock. First Place common stock received by Northern Savings shareholders is expected to qualify as a tax-free exchange.

As of today, the combined financial institution would rank as the 38th largest publicly-traded savings institution in the United States with $3.0 billion in assets, market capitalization of $447 million, and a 32 retail branch, 2 business financial service center and 16 loan production office footprint. Among the strategic benefits of completing the transaction are providing First Place with a stable and cost effective source of retail deposits and loans with an excellent historical credit quality.

The approximate value of this transaction of $71.5 million is 1.64 times Northern Savings’ stated and tangible book value, 25.2 times its latest twelve months’ earnings and represents a premium of 11.9% to deposits excluding jumbo certificates of deposit, based upon Northern’s December 31, 2005 financial position. Based upon per share consideration of $29.00, as calculated using First Place’s 10 day average price ending January 25, 2006, the price exceeds Northern Savings’ same 10 day average price of $18.83 by 54%. The transaction is expected to contribute positively to First Place’s earnings per share, excluding one-time merger-related costs, in its fiscal year ending June 30, 2007.

Upon consummation of the transaction, Northern will become a wholly owned subsidiary of First Place for a brief period of time and then be merged with First Place Bank. Northern Savings will operate as a division of First Place. The transaction is expected to close in the second calendar quarter of 2006, pending regulatory approval, approval of the transaction by Northern’s shareholders and satisfaction of other customary closing conditions.

“Our partnership with Northern Savings is a movement into the type of markets that should benefit all of our customers and shareholders,” cited Steven R. Lewis, President and Chief Executive Officer of First Place. “It is a natural progression west from several Cleveland markets where we have experienced exceptional growth and it bridges the geographic gap to our operations in Southern Michigan. We believe that Lorain County, Ohio has a very stable population base. Our assessment of the demand for banking products is very encouraging especially in view of the expanded product lines that will soon be available to Northern Savings’ customers. Our focus as a community oriented bank parallels Northern Savings’ reputation as such. We will maintain, and hopefully enhance, that image to the communities and customers that Northern Savings serves. We are excited to announce that upon consummation of the merger, the First Place Community Foundation will be dedicating $1.0 million to the markets served by Northern Savings over the coming years.”

Northern Savings’ President and Chief Executive Officer, Neal Hubbard, said, “Our Board of Directors has taken a substantial period of time exploring what would be in the best interest of our shareholders, our employees, our customers and our community. The community spirit of First Place and its track record make it a perfect match to expand what Northern has been offering to Lorain County for over 85 years. First Place will be able to offer new services and products that should be attractive to both our business and retail customers. We expect the union of two community financial institutions will be overwhelmingly accepted by our customers.”

First Place is represented in the transaction by its financial advisor, Keefe, Bruyette & Woods, Inc. and its legal advisor, Patton Boggs LLP. Northern Savings is represented in this transaction by Sandler O’Neill & Partners, L.P. and its legal advisor is Baker & Hostetler LLP.

Conference Call

On Friday, January 27, 2006 at 11:00 a.m., Eastern Time, a simultaneous webcast of a conference call with Steven R. Lewis, President and CEO of First Place will be available online at the Investor Relations page of First Place’s website at www.firstplacebank.com. Mr. Lewis will provide an overview of the Northern Savings transaction to financial analysts. A detailed presentation of the Northern Savings transaction will also be posted on the Investor Relations page of First Place’s website at www.firstplacebank.com. The webcast is open to the public with both media and investors invited to listen via the Internet. Anyone who intends to listen to the live webcast should go to the website at least 15 minutes prior to the start of the presentation to register and to download and install any necessary software. The recorded version of the conference call can be accessed by phone from 2:00 p.m. January 27 through 11:59 p.m. February 3 by dialing 877-660-6853 Account # 286, ID # 190529. The presentation will be archived and will be available on the website for 30 days following the event.

About First Place Financial Corp.

First Place Financial Corp., a $2.6 billion financial services holding company headquartered in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers, including the one in North Olmsted, Ohio, and 11 loan production offices throughout the state of Ohio; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

About The Northern Savings and Loan Company

The Northern Savings and Loan Company is a locally owned and operated financial institution headquartered in Elyria, Ohio. Northern Savings with assets of $341 million specializes in serving customers throughout Lorain and adjacent counties. Northern Savings’ executive offices and two branches are located in Elyria, with additional branches in North Ridgeville, Amherst and Grafton and a loan production office in Avon Lake. Visit Northern Savings’ website at www.northernsavings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “expect,” “believe,” “intend,” “plan,” “estimate,” “may,” “should,” “will likely result,” “will continue,” “is anticipated,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those indicated in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in forward looking statements: (1) the businesses of First Place and Northern Savings may not be combined successfully or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with the governmental approvals of the merger; (5) the shareholders of Northern may fail to approve the merger; (6) changes in general economic conditions, which could affect the volume of loan originations, deposit flows and real estate values, credit quality trends; (7) changes in laws, regulations or policies by government or regulatory agencies, (8) fluctuations in interest rates, (9) change in the demand for loans in the market areas that First Place and Northern conduct their respective business, and (10) competition from other financial services companies in First Place’s and Northern Savings’ markets. These statements include, but are not limited to, statements about First Place’s and Northern Savings’ plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts. First Place and Northern caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. First Place and Northern undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

This press release does not constitute an offer of securities by either Northern Savings or First Place. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. The registration statement will contain a proxy statement / prospectus to be distributed to the shareholders of Northern in connection with their vote on the merger. SHAREHOLDERS OF NORTHERN SAVINGS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The information in this press release is not a substitute for the registration statement and any other documents First Place and Northern intend to file with the SEC and, in the case of Northern, with the Office of Thrift Supervision (“OTS”).

The prospectus/proxy statement will be, and other documents filed or to be filed by First Place with the SEC will be, available free of charge at the SEC’s website (www.sec.gov) or from First Place by contacting Paul S. Musgrove, CFO, First Place Financial Corp, Inc., 330-373-1221. The prospectus/proxy statement will be, and other documents filed or to be filed by Northern with the OTS will be available at the OTS Reading Room, 1700 G Street NW, Washington, D.C., 20552 or from Northern by contacting Neal Hubbard, President and Chief Executive Officer, Northern Savings, (440) 323-7451.

Northern is currently not engaged in a solicitation of proxies from the security holders of Northern in connection with First Place’s proposed acquisition of Northern. If a proxy solicitation commences, Northern Savings and its directors, executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies from the shareholders of Northern Savings in connection with the proposed merger. Information about the directors and executive officers of Northern Savings and their ownership of Northern Savings common stock is set forth in the proxy statement, dated March 25, 2005, for Northern Savings’ 2005 annual meeting of shareholders, as filed with the Office of Thrift Supervision. Copies of the proxy will be available from Northern by mailing Neal Hubbard, President and Chief Executive Officer, Northern Savings, 200 Middle Avenue, P.O. Box 779, Elyria, Ohio 44036 or by phone (440) 323-7451. Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.